Exhibit 99.1

Nova Minerals Provides an Update on Its 2026 Field Season Activities

Anchorage, Alaska, August 12, 2026 - Nova Minerals Corp (“Nova Minerals” or the “Company”) (NYSE American: NVA | ASX: NVA) is pleased to provide an update on its 2026 field season activities at its Estelle Gold and Critical Minerals Project (“Estelle” or the “Project”) in Alaska.

Highlights

●	Three Drill Rigs Currently Operating: The Company currently has three diamond drill rigs operating onsite, conducting drilling 24 hours a day, seven days a week throughout the Alaskan summer.

●	Bulk Sampling and Drilling at the Styx Prospect: Two diamond drill holes have now been completed from a newly constructed drill pad on the eastern side of Styx to test the down-dip extent of the 1 m-thick quartz-stibnite vein. In parallel, more than 50 tons of stibnite-rich material has been transported to camp for processing through the Whiskey Bravo ore sorter. This ore sorted coarse concentrate will provide initial feed material for the Port MacKenzie antimony pilot plant.

●	RPM Drilling Ongoing: Several drill pads have been established along the ridgeline and in the eastern valley to test more than 3 km of strike at RPM. Drilling conducted at RPM so far this year has resulted in several newly discovered mineralized instrusives, and we eagerly await the assay results from these holes. Furthermore, at RPM Valley, several pads have been established to support infill and expansion of the existing resource.

●	Stibium Drilling Ongoing: Due to difficult drilling conditions encountered from the top of the ridge, a new pad was established on the south face of Stibium lower down on the slope and 200m closer to the target zone. Drilling is ongoing.

●	Further Train Drilling Completed: Two additional exploratory drill holes have been completed from a newly established pad at Train to test the depth and extent of outcropping mineralized quartz-arsenopyrite-chalcopyrite veining. Previous surface sampling returned high-grade gold assays of up to 128 g/t Au, providing a strong target for follow-up drilling.

●	Permitting Progress: A detailed plan of operations for the antimony project has been submitted to the Alaska Dept of Natural Resources for final review and approval. Civil, wetlands and cultural resource surveys have also been completed along the Korbel and RPM trails, supporting the permitting process for approximately 30 miles of additional access trails.

●	Antimony Trisulfide Production: Military-grade antimony trisulfide and antimony metal have been successfully produced at laboratory scale using a proprietary hydrometallurgical processing method. Samples have been submitted for independent analysis.

●	Infrastructure Work Ongoing: Gravel quarrying activities are continuing, supported by the new machinery mobilized to site via the snow road this season. Construction of the Stibium trail has progressed to mile 6 and the first half mile of road sub-base has been laid, while the runway extension is also well underway.

●	Plant Equipment Nearing Delivery: Over 40 containers of process equipment are in transit and being consolidated in Seattle ahead of a scheduled late-August barge shipment to Port MacKenzie, Alaska. Plant construction is expected to commence in 2026.

●	Geologic Reconnaissance Ongoing: Geologic mapping and sampling have been ongoing with a detailed focus at RPM and Train. Property scale sampling is underway to provide more coverage over the ~200 sq mile Estelle Gold and Critical Minerals Project claim block.

●	Geophysics: A ZTEM (Z-Axis Tipper Electromagnetic) survey has been flown across the entire claim block. The data is currently under evaluation and will help refine targeting for drilling and reconnaissance, with the potential to unlock further discoveries.

●	Board and Management Site Visits: Independent Directors Avi Gellar and Dovi Berger visited the Estelle Project site late last month. Independent Chairman Richard Beazley, Executive Director Craig Bentley and Nova CFO Ashlie Thorburn are currently in Alaska visiting the site and meeting with State and other government officials.

Nova CEO, Mr Christopher Gerteisen, commented:

“This field season is the clearest evidence yet that Estelle is moving from exploration into execution. With three rigs running around the clock, permitting advancing across our mine plans and processing facilities, and mill equipment already in transit, every workstream is converging toward Estelle’ first antimony production.

“We are converting years of exploration success into a near-term, funded path to production for antimony while also progressing Estelle’s Gold Project, one of the world’s largest undeveloped gold resources.

“Having successfully produced military-grade antimony trisulfide and antimony metal at laboratory scale, we are taking tangible steps toward securing a domestic supply of antimony for the United States, positioning Nova at the centre of America’s critical minerals strategy.”

Figure 1. Estelle property map with 2026 field season progress highlighted

Figure 2. Stibium drilling

Figure 3. Gravel quarrying for the Stibium trail, airstrip expansion and ore sorter site

Figure 4. RPM ridge drilling

Figure 5. Large Caribou class aircraft landing at the Whiskey Bravo airstrip

Figure 6. New pad being built at the bottom of the ridge at RPM

Figure 7. Nova CEO, Christopher Gerteisen, and Independent Chairman, Richard Beazley examining some of the stibnite rich material brought down from the Styx prospect

About Nova Minerals Corp

Nova Minerals Corp is advancing one of the world’s largest undeveloped gold deposits into production and securing a US domestic supply of the critical mineral antimony. The Company is focused on the exploration and development of the Estelle Gold and Critical Minerals Project, located in Alaska, a tier-one mining jurisdiction.

Estelle hosts two defined multi-million-ounce gold resources, and more than 20 prospects distributed along a 35-kilometre mineralized trend, in the prolific Tintina Gold Belt, a province which hosts a >220 million ounce (Moz) documented gold endowment and some of the world’s largest gold mines and discoveries including, Kinross Gold Corporation’s Fort Knox Gold Mine. In parallel, Nova is advancing its critical minerals strategy, fully-funded by a US$43.4 million U.S. Department of War award to develop a domestic antimony supply chain, targeted for production in 2027.

Further discussion and analysis of the Estelle Project is available through the interactive Vrify 3D animations, presentations, and videos, all available on the Company’s website www.novamineralscorp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical fact, contained in this press release are forward-looking statements and that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Nova Minerals Corp’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Forward-looking statements contained in this announcement are made as of this date, and Nova Minerals Corp undertakes no duty to update such information except as required under applicable law.

For further information:

Nova Minerals:	Media:	Investor Relations:

Craig Bentley	Jenna Shinderman	Dave Gentry, CEO
Director	Sodali & Co	RedChip Companies, Inc.
Ph: 1-720-550-4223	Ph: 1-631-918-4047	Ph: 1-407-644-4256
E: craig@novamineralscorp.com	E: jenna.shinderman@sodali.com	E: NVA@redchip.com